Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM EXCEEDS GUIDANCE WITH STRONG FISCAL SECOND QUARTER FINANCIAL RESULTS
AND RAISES 2017 FULL-YEAR OUTLOOK

Core Business, International Performance, New Products, and Mortara Acquisition
Drive Revenue Acceleration; Margin Expansion Continues

CHICAGO, April 28, 2017 /PRNewswire/ -- Hill-Rom Holdings, Inc. (“Hill-Rom”) (NYSE: HRC) today announced financial results for its fiscal second quarter ended March 31, 2017, and raised its outlook for fiscal 2017. The company’s results and updated guidance reflect the contribution from the Mortara Instrument Inc. (“Mortara”) acquisition, which was completed on February 14, 2017.

For the fiscal second quarter, Hill-Rom reported earnings of $0.51 per diluted share compared to $0.33 per diluted share in the prior-year period. On an adjusted basis, earnings of $0.88 per diluted share rose 24 percent from $0.71 per diluted share in the prior-year period and exceeded the company’s previously-issued guidance of $0.77 to $0.79 per diluted share. This performance reflects strong revenue growth, disciplined cost management, continued margin expansion, and a tax benefit of approximately $0.06 per diluted share related to stock-based compensation. The impact of the Mortara acquisition on adjusted earnings per diluted share was immaterial in the quarter. Adjustments to reported earnings are detailed in the reconciliation schedules provided.

“We delivered strong financial results across our diversified portfolio that exceeded expectations, and we are raising our full-year guidance,” said John J. Greisch, president and chief executive officer of Hill-Rom. “Momentum in our core business, improving international growth trends, value from new product introductions, and the recent acquisition of Mortara Instrument were significant contributors to our second quarter results. We continue to successfully execute on key strategic priorities while enhancing outcomes for patients and caregivers, and generating attractive returns for our shareholders.”

Fiscal Second Quarter Financial Results

In the fiscal second quarter, Hill-Rom’s worldwide revenue of $679 million increased 7 percent compared to the fiscal second quarter last year, or 8 percent on a constant currency basis. Domestic revenue of $464 million grew 6 percent, while revenue outside the U.S. of $215 million advanced 11 percent, or 14 percent on a constant currency basis.

Excluding revenue of completed or potential divestitures from both periods, as well as the contribution from Mortara, Hill-Rom’s core revenue advanced 7 percent on a constant currency basis, exceeding the company’s guidance of 4 to 5 percent growth.

By reporting segment:

•
Patient Support Systems: Patient Support Systems revenue of $363 million increased 3 percent on a reported basis, or 4 percent on a constant currency basis. Excluding the impact of completed or potential divestitures from both periods, core revenue increased 6 percent on a constant currency basis.

•
Front Line Care: Front Line Care, which includes Welch Allyn, Respiratory Care and Mortara, generated revenue of $211 million, an increase of 14 percent on a reported basis, and 15 percent on a constant currency basis. Excluding Mortara, which contributed approximately $13 million of revenue in the quarter, revenue advanced 7 percent on a constant currency basis.

•	Surgical Solutions: Surgical Solutions revenue of $105 million rose 10 percent on a reported basis and advanced
12 percent on a constant currency basis.

Gross margin of 47.8 percent was below the prior year gross margin of 48.1 percent, while operating margin improved 150 basis points to 9.4 percent. On an adjusted basis, gross margin expanded by 10 basis points to 48.0 percent and operating margin expanded by 110 basis points to 15.0 percent. Adjustments to gross margin and operating margin are detailed in the reconciliation schedules provided.

On a year-to-date basis, operating cash flow of $126 million increased approximately $39 million, or 44 percent, versus the prior-year period, and the company returned nearly $53 million to shareholders in the form of dividends and share repurchases.

Recent Highlights

Complementing the company’s financial performance were a number of recent achievements, which include:

•
Enhancing Hill-Rom’s diagnostic cardiology franchise and presence in vital signs monitoring with the acquisition of Mortara for $330 million in cash (or approximately $290 million net of the present value of a tax benefit).

•
Addressing hospitals’ needs for flexible, reliable and cost-effective operating room equipment with the launch of the TruSystem™ 3000 Mobile Operating Table in most countries in Europe, Latin America, the Middle East, Africa and Asia.

•
Expanding the portfolio with the international launch of the new Hill-Rom® 900 Accella bed system for higher acuity intensive and acute care settings, offering caregivers a number of features that make caring for patients easier and safer, and enhancing patient outcomes by supporting early mobilization and simplifying tasks.

•
Receiving 510k approval for the Monarch™ Airway Clearance System. The Monarch system builds high frequency chest wall oscillation therapy into a mobile vest, allowing a patient to be active and productive while receiving therapy. The system also incorporates LTE or WiFi technology to keep patients wirelessly connected to their care team using Hill-Rom’s VisiView™ Health Portal.

“Our Hill-Rom team remains committed to diversifying the portfolio, leveraging our strong global brands and geographic footprint and launching new innovations to enhance growth and profitability in the years ahead,” Greisch continued. “We are confident in our ability to drive sustainable revenue growth, expand margins and execute on our strategic priorities, while delivering on our mission and creating long-term value for patients, customers and shareholders.”
Fiscal Third Quarter and Full-Year 2017 Financial Outlook

Hill-Rom provided its fiscal third quarter financial outlook and raised its 2017 full-year guidance. For the full-year, Hill-Rom now expects revenue to increase approximately 3.5 to 4.0 percent on a reported basis (or 4.5 to 5.0 percent on a constant currency basis), which includes Mortara revenue of approximately $70 million. Excluding Mortara and the impact of completed and potential divestitures (with 2016 annual revenue of approximately $75 million) from both periods, Hill-Rom’s core revenue is expected to increase 3.5 to 4.0 percent on a constant currency basis. In addition, the company now expects adjusted earnings, excluding special items, of $3.82 to $3.88 per diluted share and $330 to $340 million in operating cash flow (including the outflows associated with restructuring and integration activities).

For the fiscal third quarter 2017, Hill-Rom expects revenue to increase 5 to 6 percent on a reported basis (or 6 to 7 percent on a constant currency basis), including Mortara revenue of approximately $30 million. Excluding Mortara and the impact of completed or potential divestitures from both periods, Hill-Rom’s core revenue is expected to increase 4 to 5 percent on a constant currency basis. Hill-Rom also expects adjusted earnings, excluding special items, of $0.89 to $0.91 per diluted share.

……………………………………………………………….
Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides gross margin, operating margin and earnings per share results and guidance on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance and provide additional analytical tools to understand our results from core operations and reveal underlying trends. These measures exclude strategic developments, acquisition and integration costs, special charges or other unusual events. The company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Our adjusted earnings per diluted share guidance excludes the impact of intangible asset amortization associated with prior business acquisitions which we expect to be $1.05 to $1.10 per diluted share for the year. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are being evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP earnings per share guidance to GAAP earnings per share has not been provided. However, as a result of significant recent acquisitions and our ongoing footprint and portfolio optimization, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin and earnings per share.

The company also presents certain results on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information

As previously announced, the company will host a conference call and webcast today beginning at 7:30 a.m. (CST) or 8:30 a.m. (ET).

Conference Call Audio Only Dial-in information: To participate in the conference call, dial (877) 304-8969 (domestic) or (631) 291-4543 (international). Please dial into the call at least ten minutes prior to the start to allow time to connect. The following Confirmation Code is required for both: #77598538. Callers will need to provide their name, company affiliation and telephone number to the conference operator.

Webcast: A simultaneous webcast of the call will be accessible via the company's website at http://ir.hillrom.com/events.cfm. A supplementary presentation will be posted to the Hill-Rom website prior to the webcast.

A recording of the webcast/call audio will be available for telephone replay through May 5, 2017. To access the replay, dial
(855) 859-2056 (domestic) or (404) 537-3406 (international). For the replay, callers will need to use Confirmation Code #77598538. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Hill-Rom's people, products, and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers. Visit www.hill-rom.com for more information.

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading "Risk Factors" in the company's previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions, except per share data)

	Quarter Ended March 31		Year to Date Ended March 31
	2017	2016	2017	2016
Net revenue
Product sales and service	$579.6	$529.3	$1,121.5	$1,094.4
Rental revenue	99.3	103.3	194.8	199.4
Total revenue	678.9	632.6	1,316.3	1,293.8
Cost of revenue
Cost of goods sold	305.7	279.3	594.1	602.4
Rental expenses	48.8	49.1	95.2	96.5
Total cost of revenue	354.5	328.4	689.3	698.9
Gross profit
Product sales and service	273.9	250.0	527.4	492.0
Rental	50.5	54.2	99.6	102.9
Total gross profit	324.4	304.2	627.0	594.9
As a percentage of sales	47.8%	48.1%	47.6%	46.0%

Research and development expenses	35.3	34.3	67.3	67.9
Selling and administrative expenses	222.4	209.4	431.2	430.6
Special charges	3.1	10.7	8.9	17.8

Operating profit	63.6	49.8	119.6	78.6

Other income/(expense), net	(22.3)	(21.7)	(43.0)	(44.7)

Income tax expense	7.3	6.0	19.1	7.5

Net income	34.0	22.1	57.5	26.4

Less: Net loss attributable to noncontrolling interests	(0.4)	(0.2)	(0.7)	(0.7)

Net income attributable to common shareholders	$34.4	$22.3	$58.2	$27.1

Diluted earnings per share	$0.51	$0.33	$0.87	$0.41

Average common shares outstanding - diluted (thousands)	67,132	66,382	67,057	66,364

Dividends per common share	$0.18	$0.17	$0.35	$0.33

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(Dollars in millions)

					U.S.	OUS
	Quarter Ended March 31		Change As	Constant	Change As	Change As	Constant
	2017	2016	Reported	Currency	Reported	Reported	Currency

Product sales and service	$579.6	$529.3	9.5%	10.5%	8.2%	12.0%	14.8%

Rental revenue	99.3	103.3	(3.9)%	(3.4)%	(3.2)%	(9.0)%	(4.9)%

Total revenue	$678.9	$632.6	7.3%	8.2%	5.8%	10.6%	13.5%

Patient Support Systems	$362.9	$352.2	3.0%	3.8%	1.8%	6.4%	9.2%

Front Line Care	211.0	185.3	13.9%	14.5%	11.1%	20.7%	22.8%

Surgical Solutions	105.0	95.1	10.4%	12.4%	13.0%	7.8%	11.8%

Total revenue	$678.9	$632.6	7.3%	8.2%	5.8%	10.6%	13.5%

OUS - Outside of the U.S.

					U.S.	OUS
	Year to Date Ended March 31		Change As	Constant	Change As	Change As	Constant
	2017	2016	Reported	Currency	Reported	Reported	Currency

Product sales and service	$1,121.5	$1,094.4	2.5%	3.4%	4.6%	(1.4)%	1.2%

Rental revenue	194.8	199.4	(2.3)%	(1.8)%	(1.5)%	(8.5)%	(3.8)%

Total revenue	$1,316.3	$1,293.8	1.7%	2.6%	3.4%	(1.8)%	0.9%

Patient Support Systems	$698.1	$693.9	0.6%	1.4%	2.3%	(3.9)%	(1.1)%

Front Line Care	412.8	405.5	1.8%	2.3%	2.5%	—%	1.6%

Surgical Solutions	205.4	194.4	5.7%	7.7%	11.5%	0.1%	4.1%

Total revenue	$1,316.3	$1,293.8	1.7%	2.6%	3.4%	(1.8)%	0.9%

OUS - Outside of the U.S.

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions, except per share data)

	Quarter Ended March 31, 2017					Quarter Ended March 31, 2016
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	47.8%	9.4%	$41.3	$7.3	$0.51	48.1%	7.9%	$28.1	$6.0	$0.33
Adjustments:
Acquisition and integration costs	0.1%	1.1%	7.2	3.4	0.06	—%	0.7%	4.4	1.4	0.05
Acquisition-related intangible asset amortization	—%	3.9%	26.6	9.0	0.26	—%	3.8%	23.8	8.2	0.24
Field corrective actions	0.1%	0.1%	0.5	(0.1)	0.01	(0.2)%	(0.2)%	(1.0)	(0.3)	(0.01)
Litigation settlements and expenses	—%	0.1%	0.9	0.3	0.01	—%	—%	—	—	—
Special charges	—%	0.5%	3.1	0.9	0.03	—%	1.7%	10.7	3.8	0.10
Adjusted Basis	48.0%	15.0%	$79.6	$20.8	$0.88	47.9%	13.9%	$66.0	$19.1	$0.71
[1] Total does not add due to rounding

	Year to Date Ended March 31, 2017					Year to Date Ended March 31, 2016
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]
GAAP Basis	47.6%	9.1%	$76.6	$19.1	$0.87	46.0%	6.1%	$33.9	$7.5	$0.41
Adjustments:
Acquisition and integration costs	0.1%	1.0%	13.2	5.6	0.11	1.5%	2.3%	30.2	9.0	0.32
Acquisition-related intangible asset amortization	—%	4.0%	52.1	17.3	0.52	—%	3.7%	48.0	16.5	0.47
Field corrective actions	—%	—%	0.5	(0.1)	0.01	—%	—%	0.1	(0.1)	—
Litigation settlements and expenses	—%	0.1%	0.9	0.3	0.01	—%	—%	—	—	—
Special charges	—%	0.7%	8.9	2.8	0.09	—%	1.4%	17.8	5.8	0.18
Foreign tax law change	—%	—%	—	(2.2)	0.03	—%	—%	—	—	—
Gain on disposition	—%	—%	(1.0)	(0.4)	(0.01)	—%	—%	—	—	—
Adjusted Basis	47.7%	14.8%	$151.2	$42.4	$1.63	47.5%	13.5%	$130.0	$38.7	$1.39
[1] Total does not add due to rounding

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	March 31, 2017	September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$218.7	$232.2
Trade accounts receivable, net of allowances	500.9	515.1
Inventories, net	264.1	252.0
Other current assets	93.7	82.8
Total current assets	1,077.4	1,082.1

Property, plant and equipment, net	363.1	350.0
Intangible assets:
Goodwill	1,743.6	1,584.4
Other intangible assets and software, net	1,197.7	1,143.3
Other assets	91.6	102.6

Total Assets	$4,473.4	$4,262.4

Liabilities
Current Liabilities
Trade accounts payable	$137.6	$136.0
Short-term borrowings	220.6	210.1
Other current liabilities	266.0	316.2
Total current liabilities	624.2	662.3

Long-term debt	2,181.4	1,938.4
Other long-term liabilities	415.1	425.8

Total Liabilities	3,220.7	3,026.5

Total Shareholders' Equity Attributable to Common Shareholders	1,244.7	1,227.2

Noncontrolling interests	8.0	8.7

Total Shareholders' Equity	1,252.7	1,235.9

Total Liabilities and Shareholders' Equity	$4,473.4	$4,262.4

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Year to Date Ended March 31
	2017	2016
Operating Activities
Net income	$57.5	$26.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	40.6	46.9
Amortization	10.0	8.5
Acquisition-related intangible asset amortization	52.1	48.0
Provision for deferred income taxes	(14.6)	14.9
(Gain) loss on disposal of property, equipment leased to others, intangible assets, and impairments	(3.0)	1.5
Gain on sale of businesses	(1.0)	—
Stock compensation	12.2	12.1
Excess tax benefits from employee stock plans	—	(1.1)
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	25.4	28.9
Inventories	2.9	12.0
Other current assets	2.8	6.8
Trade accounts payable	(5.7)	(15.0)
Accrued expenses and other liabilities	(55.0)	(102.9)
Other, net	2.2	0.5
Net cash provided by operating activities	126.4	87.5

Investing Activities
Capital expenditures and purchases of intangible assets	(47.3)	(46.4)
Proceeds on sale of property and equipment leased to others	10.6	0.4
Payment for acquisition of businesses, net of cash acquired	(314.3)	—
Proceeds on sale of businesses	4.5	—
Other	(0.4)	2.4
Net cash used in investing activities	(346.9)	(43.6)

Financing Activities
Proceeds from borrowing on long-term debt	300.0	—
Borrowings on revolving credit facility	53.0	20.0
Payments on revolving credit facility	(60.8)	—
Payment of long-term debt	(36.6)	(79.1)
Debt issuance costs	(4.3)	—
Purchase of noncontrolling interest of former joint venture	—	(0.4)
Payment of cash dividends	(22.9)	(21.5)
Proceeds on exercise of stock options	14.6	2.2
Proceeds from stock issuance	2.3	1.6
Excess tax benefits from employee stock plans	—	1.1
Treasury stock acquired	(33.6)	(3.2)
Net cash provided by (used in) financing activities	211.7	(79.3)

Effect of exchange rate changes on cash	(4.7)	0.2

Net Cash Flows	(13.5)	(35.2)

Cash and Cash Equivalents:
At beginning of period	232.2	192.8
At end of period	$218.7	$157.6